Exhibit 3.44

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

BIG STATE PAWN & BARGAIN CENTERS, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, it is hereby certified as follows:

1. The name of the corporation (hereinafter called the “Corporation”) is Big State Pawn & Bargain Centers, Inc.

2. The Certificate of Incorporation is hereby amended in accordance with the following amendment, which was adopted by the Board of Directors and the sole shareholder of the Corporation by written consent as of January 31, 1989:

(i)	Article I is hereby amended to read in its entirety as follows:

The name of the Corporation is Cash America, Inc.

3. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, I have hereunto set my hand this 31st day of January, 1989.

BIG STATE PAWN & BARGAIN CENTERS, INC.
By:	/s/ DANIEL FEEHAN
Daniel R. Feehan
Executive Vice President
/s/ D. EUGENE KELLOUGH
D. Eugene Kellough
Assistant Secretary

CERTIFICATE OF INCORPORATION

OF

BIG STATE PAWN & BARGAIN CENTERS, INC.

Pursuant to the provisions of Section 102

of the General Corporation Law of

the State of Delaware

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware, do HEREBY CERTIFY as follows:

1. The name of the Corporation is Big State Pawn & Bargain Centers, Inc. (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

4. The total number of shares which the Corporation shall have authority to issue is ten thousand (10,000) shares of Common Stock with a par value of one cent ($0.01) per share.

5. The number of directors of the Corporation shall be not less than one (1) nor more than nine (9), the exact number to be fixed from time to time in the manner provided by the Bylaws of the Corporation. The number of directors constituting the initial Board of Directors of the Corporation is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the stockholders or until their successors are elected and qualified are:

Name	Address
J. D. Behringer	306 W. Seventh Street Suite 1000 Fort Worth Club Building Fort Worth, Texas 76102

Jack R. Daugherty	306 W. Seventh Street Suite 1000 Fort Worth Club Building Fort Worth, Texas 76102

Clifton H. Morris, Jr.	306 W. Seventh Street Suite 1000 Fort Worth Club Building Fort Worth, Texas 76102

Election of directors need not be by written ballot unless the Bylaws shall so provide. No holders of Common Stock of the Corporation shall have any rights to cumulate votes in the election of directors.

6. In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation or adopt new Bylaws, without any action on the part of the stockholders, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

7. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

8. The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or Bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

9. The name and mailing address of the incorporator of the Corporation is Jackie Casper, 1013 Centre Road, Wilmington, Delaware 19805.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby acknowledging and declaring and certifying that the foregoing Certificate of Incorporation is his act and deed and the facts herein stated are true, and accordingly has hereunto set her hand this 27th day of April, 1988.

/s/ JACKIE CASPER
Jackie Casper